                                                                      EXHIBIT 12

                                    KEYCORP
                COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                                                       YEAR ENDED DECEMBER 31,
                                                              ------------------------------------------
                                                               2001     2000     1999     1998     1997
                                                              ------   ------   ------   ------   ------
COMPUTATION OF EARNINGS
Net income..................................................  $  132   $1,002   $1,107   $  996   $  919
Add: Provision for income taxes.............................     102      515      577      483      426
Less: Cumulative effect of accounting changes, net of tax...    (25)       --       --       --       --
                                                              ------   ------   ------   ------   ------
    Income before income taxes and cumulative effect of
       accounting changes...................................     259    1,517    1,684    1,479    1,345
Fixed charges, excluding interest on deposits...............   1,367    1,820    1,649    1,517    1,085
                                                              ------   ------   ------   ------   ------
    Total earnings for computation, excluding interest on
       deposits.............................................   1,626    3,337    3,333    2,996    2,430
Interest on deposits........................................   1,478    1,768    1,305    1,359    1,462
                                                              ------   ------   ------   ------   ------
    Total earnings for computation, including interest on
       deposits.............................................  $3,104   $5,105   $4,638   $4,355   $3,892
                                                              ======   ======   ======   ======   ======
COMPUTATION OF FIXED CHARGES
Net rental expense..........................................  $  145   $  146   $  173   $  139   $  123
                                                              ======   ======   ======   ======   ======
Portion of net rental expense deemed representative of
  interest..................................................  $   43   $   41   $   46   $   35   $   30
Interest on short-term borrowed funds.......................     500      715      646      801      642
Interest on long-term debt, including capital securities....     824    1,064      957      681      413
                                                              ------   ------   ------   ------   ------
    Total fixed charges, excluding interest on deposits.....   1,367    1,820    1,649    1,517    1,085
Interest on deposits........................................   1,478    1,768    1,305    1,359    1,462
                                                              ------   ------   ------   ------   ------
    Total fixed charges, including interest on deposits.....  $2,845   $3,588   $2,954   $2,876   $2,547
                                                              ======   ======   ======   ======   ======
COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
Preferred stock dividend requirement on a pre-tax basis.....      --       --       --       --       --
Total fixed charges, excluding interest on deposits.........  $1,367   $1,820   $1,649   $1,517   $1,085
                                                              ------   ------   ------   ------   ------
    Combined fixed charges and preferred stock dividends,
       excluding interest on deposits.......................   1,367    1,820    1,649    1,517    1,085
Interest on deposits........................................   1,478    1,768    1,305    1,359    1,462
                                                              ------   ------   ------   ------   ------
    Combined fixed charges and preferred stock dividends,
       including interest on deposits.......................  $2,845   $3,588   $2,954   $2,876   $2,547
                                                              ======   ======   ======   ======   ======

RATIO OF EARNINGS TO FIXED CHARGES
Excluding deposit interest..................................    1.19X    1.83x    2.02x    1.97x    2.24x
Including deposit interest..................................    1.09X    1.42x    1.57x    1.51x    1.53x

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS
Excluding deposit interest..................................    1.19X    1.83x    2.02x    1.97x    2.24x
Including deposit interest..................................    1.09X    1.42x    1.57x    1.51x    1.53x
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